Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Revenues for 2008 and Update Earnings Guidance

Company to Present at Two Upcoming Investor Conferences

Syracuse, New York — (Businesswire) — January 12, 2009 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today reported revenues and updated its earnings guidance for the fourth quarter and year ended December 28, 2008.

Total revenues for the fourth quarter of 2008 were $200.8 million, an increase of 1.8% over the fourth quarter of 2007, with comparable restaurant sales increasing 1.2% at Burger King®, 0.5% at Taco Cabana® and decreasing 3.6% at Pollo Tropical®. Revenues for the full year of 2008 increased 3.4% over 2007 to $816.3 million, with comparable restaurant sales increasing 3.5% at Burger King, essentially flat at Taco Cabana and decreasing 1.0% at Pollo Tropical.

Diluted earnings per share for the fourth quarter of 2008 are anticipated to be between $0.19 and $0.21, with diluted earnings per share for the full year of 2008 now anticipated to be between $0.58 and $0.60 which is above the Company’s previous guidance of $0.50 to $0.53 per diluted share. The revised guidance includes certain non-recurring gains and losses, as discussed below, which in the aggregate are expected to reduce earnings by approximately $0.02 per share in the fourth quarter of 2008. These include gains from the Company’s open market repurchase of its subordinated debt, impairment or closing charges for certain underperforming restaurants and a gain from an insurance recovery for its Galveston, Texas restaurant that was damaged during Hurricane Ike. Excluding the non-recurring items, the Company credits its expected earnings improvement in the fourth quarter of 2008 to an easing in commodity and utility costs, cost reductions in a number of other areas, as well as the favorable impact of lower short-term interest rates.

The Company indicated that it reduced its debt balances by approximately $48.2 million during the fourth quarter of 2008 from $361.5 million at September 28, 2008 to $313.3 million at December 28, 2008. The Company completed sale/leasebacks for five restaurant properties during the quarter, with net proceeds of $7.9 million used to reduce debt. During the period, the Company also repurchased $13 million principal amount of its 9% senior subordinated notes in open market transactions for an aggregate purchase price of $8.5 million, resulting in a gain of approximately $4.2 million, or $0.12 per diluted share after taxes. In addition, during the fourth quarter of 2008 the Company amended or modified certain provisions in leases for 25 restaurant properties which were included on the Company’s balance sheet as Lease Financing Obligations. The changes qualified such leases as operating leases and resulted in a $34.5 million reduction in the Company’s debt balances. The balance of the debt reduction resulted from the utilization of its cash flow from operations.

During the fourth quarter of 2008, the Company closed two Taco Cabana restaurants and anticipates recording a charge of approximately $2.2 million including fixed asset impairment charges of approximately $1.7 million as well as accrued rent and other occupancy costs. The Company also anticipates recording fixed asset impairment charges of approximately $3.1 million associated with three Pollo Tropical restaurants in Florida based on a review of those restaurant’s current and projected operating performance. The total fourth quarter charge for impairments and the closed restaurants is expected to approximate $5.3 million, or $0.15 per diluted share after taxes. Lastly, the Company expects a gain of approximately $0.5 million, or $0.01 per diluted share after tax, related to an insurance recovery for damages to a Taco Cabana restaurant in Galveston, Texas during Hurricane Ike.

During the fourth quarter of 2008, the Company opened two Pollo Tropical restaurants in the Northeast, three Taco Cabana restaurants in Texas and two Burger King restaurants, one of which was a relocation of an existing unit. The Company also closed four Burger King restaurants, including one relocated in the fourth quarter of 2008 and one to be relocated in the first quarter of 2009, and closed two Taco Cabana restaurants. As of December 28, 2008, the Company owned and operated a total of 560 restaurants, including 315 Burger King, 91 Pollo Tropical and 154 Taco Cabana restaurants.

The Company will provide additional details regarding its fourth quarter of 2008 and full year 2008 financial results during its next quarterly conference call, which is planned for early March 2009. The financial results discussed in this release are subject to completion of the annual audit of the Company’s financial statements.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “As stated previously, because of the uncertain consumer environment, we are committed to reducing our financial leverage by lowering the outstanding debt on our balance sheet. The objective of these actions has been to ensure that there is more than an adequate margin of safety with respect to the financial covenants in our senior credit facility and to provide investors with a greater degree of confidence in our ability over the long term to realize growth in shareholder value. While our actions taken thus far have significantly addressed this issue, it is the Company’s intent to continue to make lower debt levels a priority. Among other things, this will mandate a reduction in our capital expenditures in 2009 relative to 2008 as previously discussed. With regards to the fourth quarter of 2008, we were somewhat pleased with our performance, as we benefitted from effective cost management which enabled us to exceed our bottom line expectations despite somewhat softer sales results. We also look forward to more favorable conditions when the broader environment improves.”

Upcoming Investor Conferences

The Company will participate in two upcoming investor conferences this month. On Tuesday, January 13, 2009 at 11:30 AM ET, the Company will present at the Cowen & Company 7th Annual Consumer Conference at The Westin Times Square in New York City. On Wednesday, January 14, 2009 at 11:25 AM ET, the Company will present at the 11th Annual ICR XChange at The St. Regis Monarch Beach Resort & Spa in Dana Point, California. Both presentations will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 560 company-owned and operated restaurants in 16 states as of December 28, 2008, and 28 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.